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                                                                    Exhibit 15.1


                                  AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commisioners:

We are aware that our reports dated July 29, 2002 and May 2, 2002 on our reviews of interim condensed consolidated financial information of Companhia de Bebidas das Americas - AmBev ("AmBev") and subsidiaries, prepared pursuant to accounting principles prescribed by Brazilian Corporate Law for the six month and three month periods ended June 30, 2002 and 2001 and for the three month periods ended March 31, 2002 and 2001, respectively, are incorporated by reference to the Registration Statement to be filed by AmBev on or about August 28, 2002.

Very truly yours,


PricewaterhouseCoopers Auditores Independentes


By:


Sao Paulo, Brazil
August 28, 2002